Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

September 13, 2021

Avantor, Inc.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Ladies and Gentlemen:

We have acted as counsel to Avantor, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as amended by Post-Effective Amendment No. 1, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of common stock of the Company, par value $0.01 per share, to be issued and sold by the Company (the “Company Common Stock”) or by existing stockholders of the Company (the “Stockholder Common Stock” and, together with the Company Common Stock, the “Common Stock”). The Common Stock may be sold or delivered from time to time for an indeterminate aggregate initial offering price as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Stockholder Common Stock has been validly issued and is fully paid and nonassessable and (ii) assuming (a) the taking of all necessary corporate action by the board of directors or a duly authorized committee thereof (each, the “Board of Directors”) of the Company to authorize and approve the issuance of the Company Common Stock and (b) due issuance and delivery of the Company Common Stock, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors and otherwise in accordance with the provisions of such agreement, the Third Amended and Restated Certificate of Incorporation of the Company, the Third Amended and Restated Bylaws of the Company and the Delaware General Corporation Law, the Company Common Stock will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP